FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-276033-07

Subject: ** NEW ISSUE CMBS ** BBCMS 2025-C32 - PUBLIC PRICING DETAIL -

NEW ISSUE CMBS: BBCMS 2025-C32

$859.773MM NEW ISSUE CMBS ***PUBLIC PRICING DETAIL***

JOINT LEADS:	BARCLAYS; BMO CAPITAL MARKETS; CITIGROUP DEUTSCHE BANK SECURITIES; KEYBANC CAPITAL MARKETS; SOCIÉTÉ GÉNÉRALE; UBS SECURITIES LLC; WELLS FARGO SECURITIES

CO-MANAGERS:	ACADEMY SECURITIES; DREXEL HAMILTON

RATING AGENCIES:	S&P; FITCH; KBRA

*PUBLIC OFFERED CERTIFICATES*

CLASS	RATINGS (S/F/K)	AVAILABLE SIZE ($MM)	C/E	WAL	COUPON	PRICE	YIELD	SPREAD (J+)
A-1	AAA/AAA/AAA	9.669	30.000%	3.01	--------Auction------
A-3	AAA/AAA/AAA	16.289	30.000%	8.26	5.608	100.99672	5.48687	J+92.0
A-4	AAA/AAA/AAA	50.000	30.000%	9.61	5.433	100.99692	5.33071	J+72.0
A-5	AAA/AAA/AAA	578.428	30.000%	9.82	5.720	102.99720	5.35764	J+74.0
A-SB	AAA/AAA/AAA	18.064	30.000%	7.24	5.704	102.99673	5.22380	J+69.0
A-S	AA/AAA/AAA	64.843	23.250%	9.93	5.930	102.99478	5.57102	J+95.0
B	AA-/AA/AA+	37.225	19.375%	9.93	6.130	102.99346	5.77102	J+115.0
C	A-/A-/A+	51.634	14.000%	9.93	6.125	99.99871	6.17102	J+155.0

* AVAILABLE SIZE ($MM) IS NET OF RISK RETENTION

- SETTLEMENT:	ON OR ABOUT WEDNESDAY, FEBRUARY 12, 2025

*TRANSACTION SUMMARY*
- POOL BALANCE:	$999,736,508
- NUMBER OF LOANS:	49
- NUMBER OF PROPS:	77
- WA CUT-OFF LTV:	58.4%
- WA MATURITY LTV:	56.6%
- WA U/W NCF DSCR:	1.60x
- WA U/W NOI DY:	12.2%
- WA MORTGAGE RATE:	6.82980%
- TOP 10 LOANS %:	56.3%
- WA REM TERM:	118 MONTHS
- TOP 5 PROP TYPES:	MIXED USE (22.8%); RETAIL (22.6%); MULTIFAMILY (16.4%); HOSPITALITY (13.3%); INDUSTRIAL (10.8%)
- TOP 5 STATES:	CA (20.1%); OH (9.6%); PA (9.1%); MD (8.4%); FL (8.1%)

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS DOCUMENT IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.